Exhibit 10.6

CANCELLATION AND TERMINATION OF PROMISSORY NOTE

This indenture is made as of this 8th  day of November, 2012, by and between IDAHO STATE GOLD COMPANY, LLC, an Idaho limited liability company ("ISGC"), and THUNDER MOUNTAIN GOLD, INC., a Nevada corporation (“TMG”).

RECITALS:

WHEREAS, ISGC made a loan to TMG in the original principal amount of $1,000,000.00 (the "Loan") as evidenced by a convertible promissory note dated April 30, 2012, a copy of which is attached hereto as Exhibit A and made a part hereof (the “Note”);

WHEREAS, ISGC hereby cancels the Loan as part of the execution of that certain member agreement and operating agreement for Owyhee Gold Trust, LLC, an Idaho limited liability company ("OGT") of even date herewith, and shall cancel and terminate the Note as provided in Section 2.1 of the Note.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 2.1 of the Note, the parties mutually agree as follows:

1.

Cancellation of Loan and Note.  The Loan and Note are hereby cancelled and terminated as provided in Section 2.1 of the Note and TMG shall not obligated to repay any principal, interest or any other amount under or pursuant to the Note.  The capital account of ISGC in OGT shall be credited with the original principal amount of the Note ($1,000,000.00).

2.

Counterparts.  This instrument may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this instrument on the day and year first above written.

IDAHO STATE GOLD COMPANY, LLC, an Idaho limited liability company,